Exhibit 99.1

Contact: PXRE Group Ltd. Robert P. Myron Chief Financial Officer 441-296-5858 bob.myron@pxre.com	Investors: Citigate Sard Verbinnen Jamie Tully/Lesley Bogdanow 212-687-8080 jtully@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

PXRE REPORTS FIRST QUARTER RESULTS NET INCOME OF $41.6 MILLION

     HAMILTON, Bermuda – (PR Newswire) – May 9, 2006 – PXRE Group Ltd. (NYSE: PXT) today announced results for the first quarter ended March 31, 2006. Notable items for the quarter included:

•	On a fully diluted basis, book value per share was $6.50 at March 31, 2006
•	Net income before convertible preferred share dividends was $41.6 million compared to $22.7 million in the first quarter of 2005

     Jeffrey L. Radke, President & Chief Executive Officer of PXRE Group, commented, “We are continuing to actively explore potential strategic alternatives. During this process, we have explored the sale of PXRE, the sale of all or certain of our assets, mergers with one or more companies and the acquisition of smaller companies that would provide diversifying lines of business, share repurchases and other strategic alternatives. To date, our Board of Directors has not found an alternative that it believes would be in the best interests of our shareholders and reinsurance clients, but we are continuing the process. However, if our Board of Directors concludes that no other alternative would be in the best interests of our shareholders, it may determine that the best option is to place PXRE’s reinsurance business into runoff and eventually commence an orderly winding up of PXRE operations over some period of time that is not currently determinable.”

     Mr. Radke continued, “Although we are engaged in this strategic exploration process, I want to again stress that PXRE remains financially sound and able to meet all of its obligations to clients. We also have sufficient liquidity to meet all currently foreseen needs. Our financial results for the quarter underscore this fact. Most significantly, we did not experience any adverse development on our reserves for the 2005 hurricanes during the quarter.”

     Mr. Radke continued, “Although the results of this quarter were encouraging, we do not expect to repeat this level of profitability in future quarters. As of May 5, 2006, approximately 65% of our in-force business as of January 1, 2006 has either been cancelled or non-renewed and it is anticipated that this percentage will increase as additional contracts are non-renewed on a going forward basis. Given this rate of cancellations and our limited ability to renew our existing reinsurance contracts and underwrite new reinsurance contracts, we expect to see significant decreases in net premiums earned in future quarters.”

     Mr. Radke concluded, “As a result of the cancellations and non-renewals our catastrophe exposures have been reduced. As of May 5, 2006, our largest gross zonal aggregate exposure to any single catastrophe event was approximately $475 million. As of July 1, 2006, we expect this aggregate exposure to have decreased by at least 20% from the current level, as the non-renewals and cancellations continue.”

     For the quarter ended March 31, 2006, net income before convertible preferred share dividends was $41.6 million compared to $22.7 million in the first quarter of 2005. The increase in net income is primarily attributable to the absence of any significant catastrophe events during the first quarter of 2006 as well as the lack of any adverse development on our loss reserves for prior year catastrophes.

     Net premiums earned for the quarter decreased 3%, or $2.3 million, to $77.1 million from $79.4 million for the year-earlier period. This decrease in net premiums earned can be attributed to the increase in ceded premiums associated with excess of loss retrocessional catastrophe coverage during 2006, including a collateralized catastrophe facility entered into during the fourth quarter of 2005 to protect the Company against a severe catastrophe event and the cancellations or non-renewal of contracts subsequent to our ratings downgrades by the major rating agencies in February 2006, partially offset by an increase in rates and an increase in North American pro-rata business.

Revenues and Net Premiums Earned
	Three Months Ended
($000's)	March 31,

	2006	2005	Change %

Revenues	$90,531	$89,980	1

Net Premiums Earned:
Cat & Risk Excess	$76,996	$80,141	(4)
Exited	91	(707)	113

	$77,087	$79,434	(3)

     Net premiums written in the first quarter of 2006 decreased 31%, or $34.7 million, to $78.9 million from $113.6 million for the same period of 2005.

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Net Premiums Written
	Three Months Ended
($000's)	March 31,

	2006	2005	Change %
Net Premiums Written:
Cat & Risk Excess	$78,806	$114,311	(31)
Exited	87	(706)	112

	$78,893	$113,605	(31)

     Net investment income for the first quarter of 2006 increased 72%, or $7.5 million, to $17.9 million from $10.4 million for the corresponding period of 2005 primarily as a result of a $6.4 million increase in income from our fixed maturity and short-term investment portfolio and a $1.3 million increase in income from hedge funds. The increase in income from our fixed income and short-term investment portfolio was due to a net return on the fixed maturity and short-term investment portfolios of 4.3% for the quarter, on an annualized basis, compared to 3.4% during the comparable prior year period and an increase in invested assets attributable to cash flow from the proceeds of capital raising activities in the fourth quarter of 2005. The increase in income from our hedge fund portfolio was the result of a return of 3.7% on the hedge funds for the quarter compared to 3.0% for the first quarter of 2005. As previously communicated, PXRE submitted redemption notices for its entire hedge fund portfolio in February 2006, and as a result income from hedge funds is expected to significantly decrease in future quarters as we receive the proceeds from our various hedge fund investments. Net realized investment losses for the first quarter of 2006 were $4.7 million compared to $0.1 million in the first quarter of 2005, primarily due to $3.8 million in other than temporary impairment charges.

     PXRE's GAAP loss ratio for the first quarter of 2006 was 23.1% compared to 55.9% for the first quarter of 2005. Losses and loss expenses incurred in the first quarter of 2006 were $17.8 million. There were no significant property catastrophe losses during the first three months of 2006. Losses and loss expenses incurred in the first quarter of 2005 were $44.4 million, which included $28.1 million of net losses incurred in connection with European Windstorm Erwin. The expense ratio was 29.4% for the first quarter of 2006 compared to 23.2% in the year-earlier quarter due to higher ceded premiums earned and an increase in operating expenses of $1.6 million in 2006 related to additional fees to attorneys and financial advisors which have been incurred following our ratings downgrades and our Board of Directors’ decision to explore strategic alternatives for the Company.

GAAP Ratios
	Three Months Ended
	March 31,

	2006	2005

Loss Ratio, All Lines	23.1%	55.9%
Expense Ratio	29.4	23.2

Combined Ratio	52.5%	79.1%

Loss Ratio, Cat & Risk Excess	20.6%	55.9%

     In the fourth quarter of 2005, PXRE sponsored a catastrophe bond transaction which was determined to be a derivative and recorded at fair value on the Company’s balance sheet. The increase of $3.7 million in other reinsurance related expense was primarily due to the change in fair value of this derivative during the quarter ended March 31, 2006.

     Operating results reflect a tax benefit of 0.3% for the first quarter of 2005. No tax benefit was recognized during the first quarter of 2006.

     On a fully diluted basis, book value per share increased to $6.50 at March 31, 2006 from $6.01 per share at December 31, 2005. During the first quarter of 2006, PXRE recorded a change in net after-tax unrealized depreciation in investments of $3.0 million in other comprehensive income, which resulted in a $0.04 decrease in fully diluted book value per share. The cause of this decrease in value was primarily an increase in interest rates during the quarter.

     As a result of the losses arising from Hurricanes Katrina, Rita and Wilma during the second half of 2005, PXRE had an accumulated deficit of $486.9 million at March 31, 2006. Under Bermuda company law, even if a company is solvent and able to pay its liabilities as they become due, it cannot declare or pay dividends or make distributions if, after such payment, the realizable value of its assets would thereby be less than the sum of its liabilities, its issued share capital (par value) and its share premium account, a defined term in Bermuda company law. Due to the size of the Company’s share premium account ($550.0 million as of March 31, 2006), the Company was prohibited under Bermuda company law from paying dividends or making distributions from its contributed surplus to its shareholders. In order for PXRE to continue to have the flexibility to pay dividends, the Board of Directors has determined that it is in the best interests of PXRE to reduce the share premium account to zero and allocate $550.0 million to the Company’s contributed surplus as permitted under Bermuda company law. This reduction of the share premium account and reallocation to the Company's contributed surplus required the approval of PXRE’s shareholders to be effective.

     At our Annual General Meeting of Shareholders on May 9, 2006, the Company’s shareholders approved the reduction of our share premium account and transfer of the $550.0 million balance to our contributed surplus account. Future dividends and distributions may now be made by the Board within the limits prescribed by Bermuda law, without restriction for the value of the historical share premium account.

     The Board of Directors will evaluate whether to resume paying dividends and the appropriate level of such dividends as part of its evaluation of strategic alternatives.

     PXRE – with operations in Bermuda, Europe and the United States – provides reinsurance products and services to a worldwide marketplace. The Company's primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company's shares trade on the New York Stock Exchange under the symbol “PXT.”

     PXRE Group Ltd. is scheduled to hold a conference call with respect to its first quarter financial results on Wednesday, May 10, 2006 at 8:00 a.m. Eastern Time.

     A live webcast of the conference call will be available online at www.pxre.com. The dial-in numbers are (800) 289-0572 for U.S. and Canadian callers and (913) 981-5543 for international callers. Following the conclusion of the presentation, the webcast will remain available online through June 10, 2006 at www.pxre.com. In addition, a replay of the call will be available from May 10, 2006 – May 17, 2006 by dialing (888) 203-1112. Callers dialing from outside the U.S. and Canada can access the replay by dialing (719) 457-0820. Please enter 9432864 as the conference ID.

     Quarterly financial statements are expected to be available on the Company's website under the press release section of News and Events after market close on May 9, 2006. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor.Relations@pxre.com, or visit www.pxre.com.

     Statements in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management. Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations, speak only as of the date thereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, the forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) we are exploring strategic alternatives and the implementation of any of these alternatives could involve substantial uncertainties and risks, including, among other things, the risk of failure in the implementation thereof and significant restructuring costs; (ii) as a result of the recent decline in our ratings and decline in capital, more than 75% of our clients as of January 1, 2006, measured by premium volume, may have the right to cancel their reinsurance contracts, which could result in a substantial loss in premium volume in 2006 and subsequent periods; (iii) the downgrade in, and withdrawal of, the ratings of our reinsurance subsidiaries by rating agencies will materially and negatively impact our business and results of operations; (iv) the decline in, and withdrawal of, our ratings and reduction in our surplus will allow clients to terminate their contracts with us and, with respect to ceded reinsurance, may require us to transfer premiums retained by us into a beneficiary trust; (v) we may not be able to identify or implement strategic alternatives for PXRE; (vi) if our Board of Directors concludes that no feasible strategic alternative would be in the best interests of our shareholders, it may determine that the best course of action is to place the reinsurance operations of PXRE into runoff and eventually commence an orderly winding up and liquidation of PXRE operations over some period of time that is not currently determinable; (vii) if the Board of Directors elects to pursue a strategic alternative that does not involve the continuation of meaningful property catastrophe reinsurance business, there is a risk that the Company could incur material charges or termination fees in connection with our collateralized catastrophe facilities and certain multiyear ceded reinsurance agreements; (viii) our ability to continue to operate our business and to identify, evaluate and complete any strategic alternative are dependent on our ability to retain our management and other key employees, and we may not be able to do so; (ix) the market price of our common stock has declined and may decline further as a result of our announcements of increased loss estimates for losses due to Hurricanes Katrina, Rita and Wilma and the ratings downgrades we have experienced; (x) the company faces significant litigation related to alleged securities law violations; (xi) recent adverse events have affected the market price of our common shares, which may lead to further securities litigation, administrative proceedings or both being brought against us; (xii) reserving for losses includes significant estimates which are also subject to inherent uncertainties; (xiii) because of exposure to catastrophes, our financial results may vary significantly from period to period; (xiv) we may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (xv) we may be overexposed to smaller catastrophe losses and for certain geographic areas and perils due to the cancellations of a substantial portion of our assumed reinsurance contracts following our recent ratings downgrade; (xvi) we operate in a highly competitive environment and no assurance can be given that we will be able to compete effectively in this environment; (xvii) reinsurance prices may decline, which could affect our profitability; (xviii) we may require additional capital in the future; (xix) our investment portfolio is subject to significant market and credit risks which could result in an adverse impact on our financial position or results; (xx) because we depend on a few reinsurance brokers for a large portion of revenue, loss of business provided by any one or more of them could adversely affect us; (xxi) the impact of investigations of broker fee and placement arrangements could adversely impact our ability to write more business; (xxii) we have exited the finite reinsurance business, but claims in respect of finite reinsurance could have an adverse effect on our results of operations; (xxiii) our reliance on reinsurance brokers exposes us to their credit risk; (xxiv) we may be adversely affected by foreign currency fluctuations; (xxv) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xxvi) we have exhausted our retrocessional coverage with respect to Hurricane Katrina, leaving us exposed to further losses; (xxvii) recoveries under portions of our collateralized facilities are triggered by modeled loss to a notional portfolio, rather than our actual losses arising from a catastrophe event, which creates a potential mismatch between the risks assumed through our inwards reinsurance business and the protection afforded by these facilities; (xxviii) our inability to provide the necessary collateral to cedents could affect its ability to offer reinsurance in certain markets; (xxix) the insurance and reinsurance business is historically cyclical, and we may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, we may have a shortage of underwriting capacity when premium rates are strong; (xxx) regulatory constraints may restrict our ability to operate our business; (xxxi) any determination by the United States Internal Revenue Service (“IRS”) that we or our offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the our financial position or results; and (xxxii) any changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on our financial position or results. In addition to the factors outlined above that are directly related to PXRE's business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE's SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

     PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

PXRE Group Ltd.
Unaudited Financial Highlights
(Dollars in thousands except per share amounts)

	Three Months Ended March 31,

	2006	2005

Gross premiums written	$121,385	$124,700

Net premiums written	$78,893	$113,605

Revenues	$90,531	$89,980
Losses and expenses	(48,919)	(67,301)

Income before income taxes and convertible preferred share dividends	41,612	22,679
Income tax benefit	—	(64)

Net income before convertible preferred share dividends	$41,612	$22,743

Net income per diluted common share	$0.54	$0.69

Average diluted shares outstanding (000's)	76,975	32,980

Financial Position:	Mar. 31, 2006		Dec. 31, 2005

Cash and investments	$1,519,455		$1,660,996
Total assets	1,889,091		2,116,047
Reserve for losses and loss expenses	1,010,038		1,320,126
Shareholders’ equity	503,710		465,318
Book value per common share (1)	6.50		6.01
Statutory surplus:
PXRE Reinsurance Ltd.	567,240	(2)	530,775	(3)
PXRE Reinsurance Company	129,279	(4)	126,991

	Three Months Ended March 31,

	2006	2005

GAAP Ratios:
Loss ratio	23.1%	55.9%
Expense ratio	29.4%	23.2%

Combined ratio	52.5%	79.1%

Losses Incurred by Segment:
Cat & Risk Excess	$15,879	$44,767
Exited	1,921	(329)

	$17,800	$44,438

Commission and Brokerage, Net of Fee Income by Segment:
Cat & Risk Excess	$11,742	$9,255
Exited	(38)	(188)

	$11,704	$9,067

Underwriting Income (Loss) by Segment: (5)
Cat & Risk Excess	$49,375	$26,119
Exited	(1,792)	(190)

	$47,583	$25,929

	Three Months Ended March 31,

	2006	2005

Underwriting Income Reconciled to Income Before Income Taxes and Convertible Preferred Share Dividends:
Net underwriting income (5)	$47,583	$25,929
Net investment income	17,912	10,442
Net realized investment losses	(4,659)	(107)
Other reinsurance related expense	(3,721)	—
Operating expenses	(10,965)	(9,377)
Foreign exchange losses	(927)	(598)
Interest expense	(3,611)	(3,610)

Income before income taxes and convertible preferred share dividends	$41,612	$22,679

(1)	After considering convertible preferred shares.
(2)	Estimated and before inter-company eliminations.
(3)	Before inter-company eliminations.
(4)	Estimated.
(5)	Underwriting Income (Loss) by Segment (a GAAP financial measure): The Company’s reported underwriting results are its best measure of profitability for its individual underwriting segments and accordingly are disclosed in the footnotes to the Company’s financial statements required by SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Underwriting Income by Segment is calculated by subtracting losses and loss expenses incurred and commission and brokerage, net of fee income from net earned premiums. PXRE does not allocate net investment income, net realized investment gains (losses), other reinsurance related expense, operating expenses, foreign exchange gains or losses, or interest expense to its respective underwriting segments.

These preliminary financial statements are unaudited and do not include footnotes that customarily accompany a complete set of financial statements; these footnotes will be furnished when the Company makes its filing on Form 10-Q for the quarter ended March 31, 2006.

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